Exhibit 10.18

AMENDMENT TO LEASE AGREEMENT

AMENDMENT TO LEASE AGREEMENT (this “Amendment”) dated as of August 18, 2011 by and among Dakota Plains, Inc., a Minnesota corporation f/k/a Dakota Plains Transport, Inc., a Nevada corporation (“Landlord”) and Dakota Petroleum Transport Solutions, LLC, a Minnesota Limited Liability Tenant (the “Tenant”).

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated as of November 4, 2009 (the “Agreement”);

WHEREAS, Landlord and Tenant each desire to amend the Agreement to add clarification language regarding the capitalization of assets set forth in Section 6 of the Agreement;

WHEREAS, Section 26 of the Agreement provides that the Agreement may be amended by an agreement made in writing and signed by DP and the Tenant.

NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, agree as follows:

1.                   Amendments. Section 6 of the Agreement is hereby amended and restated in its entirety to read as follows:

a)                   Personal Property. Tenant shall pay before delinquency all taxes, assessments, license fees, and other charges that are levied and assessed on personal property, alterations and trade fixtures included in the Premises.

b)                   Real Property Taxes. Tenant shall pay all Real Property Taxes upon the Property payable during the Term of this Lease, prorated for any partial calendar years during the Term hereof, provided that Landlord provides or causes the tax bills therefor to be provided Tenant at least the later of (i) thirty (30) days prior to the date the same are due without penalty or (ii) ten (10) business days following Landlord’s receipt of such tax bills. Upon written request of Landlord, Tenant shall provide a receipt of such payment to Landlord. Alternatively, at Landlord’s election, Landlord may bill Tenant for installments of Real Property Taxes no more than sixty (60) days prior to such due date, and Tenant shall pay Landlord the amount of such billing within ten (10) days of such due date. The term “Real Property Taxes” shall mean and include all taxes, general and special assessments (amortized over the longest period available to Landlord) and other governmental charges, general and special, including, without limitation, assessments for public improvements or benefits, which shall, during the Term, be assessed, levied, and imposed by any governmental authority upon the Property. Real Property Taxes shall not include any late fees or penalties (unless arising from Tenant’s failure to timely pay the same as set forth above), any municipal, county, state or federal income or franchise taxes of Landlord, or documentary transfer taxes in connection with any transfer, sale or change in ownership of all or part of the Property. Tenant shall have the right to diligently contest the amount or validity of any Real Property Taxes upon the Premises or any part thereof, with the appropriate governmental agency by appropriate legal proceedings, and shall be entitled to the economic benefit of the final resolution thereof to the extent such benefit relates to the Term hereof.

c)                   Maintenance, Repair, and Premises Expansion Expenses. Tenant shall pay all costs and expenses to perform all maintenance and repair of the Premises, and to acquire expansion, improvements or additions to the Premises. Any such additions or expansions shall become the property of the Landlord and subject to this Lease as part of the Premises.

d)                   Asset Capitalization. For accounting and financial reporting requirements, the entity that directly pays for any improvements to the Premises will capitalize those costs in accordance with generally accepted accounting principles in the U.S. and amortize or depreciate the capitalized amounts over the applicable period.  Specific to the additions and expansions known as the “Phase III Leasehold Improvements”, the Tenant has directly paid the cost on these Leasehold Improvements.  Therefore, the Tenant will capitalize and amortize these Leasehold Improvements over the expected term of the lease for accounting and financial reporting requirements.  In the absence of a specific Agreement or Amendment, the existing and future “expansions, improvements or additions to the Premises” shall become the property of the Landlord upon the expiration or earlier termination of the Lease.

2.                   Miscellaneous. The laws of the State of Minnesota shall govern the validity and the construction of this Amendment without regard to principles of conflict of laws. Except as specifically set forth herein, all terms and provisions of the Agreement shall remain in full force and effect with no other modification or waiver. This Amendment may be executed in two or more counterparts, and delivered by facsimile or other means of electronic communication, each of which shall be considered an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first set forth above.

LANDLORD:

DAKOTA PLAINS, INC. (f/k/a DAKOTA PLAINS TRANSPORT, INC.)
a Minnesota corporation

By /s/ Gabe Claypool
Name Gabriel G. Claypool
Its Chief Manager

TENANT:

DAKOTA PETROLEUM TRANSPORT SOLUTIONS, LLC
a Minnesota limited liability company

By /s/ William A. Emison
Name William A. Emison
Its Chief Manager

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